EXHIBIT 10.16

2021 Ameren Short-Term Incentive Plan

Plan Summary Effective January 1, 2021

Contents    Page

Summary	3
Eligibility	3
Award Opportunities	3
Plan Structure	3
Annual Performance Metrics	3
Definitions	4
Performance Achievement Levels	5
Base Award	6
Individual Performance Modifier	6
Individual Short-Term Incentive Payout	6
Impact of Events	7
Confidentiality and Non-Solicitation Obligations	9
Confidential Information	9
Non-Solicitation	9
Impact on Incentive Award Payment	10
Ameren Relief	10
Administration	11
Governing Law, Jurisdiction and Agreement to Arbitrate	11
Miscellaneous	11
Contact	11

Summary

The Ameren Short-Term Incentive Plan (“STIP”) is intended to reward eligible Officers for their contributions to Ameren’s success. The STIP rewards Officers for results in the following categories: financial performance, safety, operational performance, customer, diversity, equity & inclusion, and individual performance during the plan year (January 1 - December 31). The STIP is approved by the Human Resources Committee of Ameren’s
Board of Directors (“Committee”). The Committee reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the STIP at any time. The STIP is an annual plan that is offered to eligible Officers on a year by year basis. The Committee retains the discretion to not offer the STIP for a future plan year or, if it is offered, to establish different features, terms and conditions.

Eligibility

All Officers1 who are actively employed on the date the award is paid and who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the STIP pursuant to the terms described herein and except as provided under “Impact of Events” (below). As a result, an award will not vest and become earned until payout.

Award Opportunities

Award opportunity percentages are set by the Committee. Annually, you will receive a communication statement regarding your short-term incentive target opportunity, expressed as a percentage of your base salary. Base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if your salary changes during the plan year, proration will apply as specified in “Job changes during plan year" under “Impact of Events.”

Plan Structure

The STIP has three primary components: (1) annual performance metrics; (2) base award; and (3) individual performance modifier. Taken together, these components will determine an individual short-term incentive payout. These components and determination of the payout are described in more detail below.
Annual Performance Metrics
The performance metrics in the 2021 STIP are shown below:

Metric	Weight
Financial Performance: Earnings Per Share (EPS)	70%
Safety: Safety c2c Participation rate Safety Coaching c2c	7.5% 2.5%
Operational Performance: Callaway Performance Index (CPI)	5%
Customer: SAIFI (Reliability) JD Power Ranking (Customer Perception)	5% 2.5%
1 The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Ameren Short-Term Incentive Plan.

Metric	Weight
Ameren Listens After Call Survey (Customer Satisfaction)	2.5%
Diversity, Equity & Inclusion – New in 2021 Supplier Diversity Workforce Diversity	2.5% 2.5%

Definitions
Earnings Per Share (“EPS”) – The EPS goal represents GAAP continuing diluted EPS and is set generally consistent with earnings guidance and the proposed annual budget. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-recurring or significant events not anticipated in the business plan when EPS achievement levels were established. Any such adjustment will be determined by the Committee at its sole discretion and only as permitted by the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”).

Safety c2c Participation Rate - The safety co-worker to co-worker ("c2c") Participation Rate measures the percent of co-workers (unique observers) that have performed at least one c2c during a month. A c2c is a leading indicator for safety performance and represents a formal process for co-worker interactions with the goal of:
•Reinforcing positive behaviors;
•Providing constructive feedback for at risk behaviors and conditions;
•Identifying and discussing corrective actions or continuous improvement opportunities;
•Gathering safety behavior data for trending, sharing and learning; and
•Proactively correcting behaviors to prevent injuries.
To calculate the c2c participation rate, the total number of co-workers who have performed one or more c2cs during the month is divided by the established baseline headcount to determine the participation rate for that month. Each month is mutually exclusive and each monthly participation rate is averaged to determine the annual participation rate.

Safety Coaching c2c – A Safety Coaching c2c occurs when one experienced and trained leader observes a second co-worker performing a c2c and provides feedback on how to improve the quality of the observation of the observed co-worker. The target for this performance metric is based on the number of coaching c2c's that occur during the calendar year.

System Average Interruption Frequency Index ("SAIFI") – SAIFI is a standard customer reliability measure that assesses how often the average customer experiences a sustained interruption over a one-year period. The measure is calculated consistent with reporting standards of the Institute of Electrical and Electronics Engineers (IEEE), which excludes major events (e.g., major storms). A lower SAIFI result indicates higher performance. This metric is calculated based on the customer-weighted average between Ameren Illinois and Ameren Missouri and is rounded to the nearest tenth.

Callaway Performance Index ("CPI") – CPI measures Callaway Energy Center’s overall plant performance through an index of safety and reliability measures, consistent with the Institute of Nuclear Plant Operations (INPO) Index. CPI measures the same 12 performance measures as the INPO Index, but measures performance over a 12-month period, as compared to the INPO Index’s 18-month performance period. A higher CPI score indicates higher performance.

JD Power Midwest Large Electric Utility Customer Satisfaction Index ("JD Power") – JD Power measures critical components driving overall residential customer satisfaction across six factors, including power quality/reliability, price, billing and payment, communications, corporate citizenship, and customer service. This metric is calculated as the simple average between Ameren Illinois and Ameren Missouri final year-end ranking, rounded to the nearest tenth.

Ameren Listens Customer Care After Call Survey ("Ameren Listens") – Ameren Listens measures overall satisfaction with call center representatives on a 5-point rating scale. The target for this metric is based on the percentage of customers rating the call center representative as 5 on a 5-point scale. This metric is calculated based on the simple average of Ameren Illinois and Ameren Missouri results, rounded to the nearest tenth percent.

Supplier Diversity – Supplier Diversity measures the overall total dollars (capital and O&M) that Ameren spends on goods and services with Tier 1 and Tier 2 suppliers who are for-profit businesses that are at least 51% owned, operated and controlled by women, minority and veterans, that have been certified by a third-party. Final results will be rounded to the nearest hundred thousand dollars.

Workforce Diversity – In alignment with Ameren's efforts to continue to build a diverse and inclusive workforce, this measure assesses the percentage improvement in the number of leadership positions filled during the Plan year that included a qualified and diverse slate of candidates when interviews were conducted. A diverse slate of candidates includes one or more qualified females, racially and/or ethnically diverse candidates, Protected Veterans, and/or individuals with disabilities. This measure is calculated by dividing the number of leadership positions filled and closed during the Plan year that had diverse candidate slates by the total number of leadership positions filled and closed during the Plan year and subtracting the baseline performance level. Final results will be rounded to the nearest tenth of a percent.

Performance Achievement Levels
Three levels of performance achievement are established for each performance metric – Threshold, Target and Maximum. The three levels are defined as follows:

Base Award
Following the conclusion of the plan year, Ameren’s actual results for each of the performance metrics will be measured. Using these performance results, a formulaic Base Award will be determined for each Officer.
Achievement between the established levels (threshold, target, and maximum) will be interpolated on a straight-line basis. Final results for each metric will be multiplied by the metric weighting and then rounded to the nearest tenth percent.

For the Safety c2 Participation Rate and Safety c2c Coaching metrics, the final results for purposes of the Base Award calculation will be subject to Lost Workday Away ("LWA") performance for the plan year, as follows:

LWA Performance	Safety Payout Opportunity*
Top Quartile	Actual safety results used for calculating base award
Below Top Quartile	Payout determined based on actual safety results, but capped at 150%, regardless of actual c2c Participation and Coaching results
*In all cases, the Committee retains discretion to further adjust the safety payout.

As described below, this formulaic Base Award will then be subject to modification based on your individual contributions and performance. The final award for each participant will be rounded up to the nearest $100.

Individual Performance Modifier
Your Base Award may be adjusted up or down by as much as 25%, based on your individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals (besides those specifically measured under the Plan) are also considered when further modifying the Base Award for each Officer. In the case of poor or non-performance, an award may be adjusted down to zero.

In the event that maximum results are achieved under the performance metrics and therefore, the Base Award is equal to 200% of the short-term target incentive opportunity, the individual performance modifier may only apply as a reduction to the Base Award.

Individual Short-Term Incentive Payout
The individual short-term incentive payout represents the actual short-term incentive award you will receive as a result of both Ameren’s performance and your own individual contributions. The maximum payout under the STIP is 200% of your short-term target incentive target opportunity.

The following diagram shows how the final short-term incentive payment is calculated:

Set initial threshold, target,                  Calculate Base Award    Adjust for Individual    Short-Term
and maximum performance        Measure Year-     (Base Salary X EIP     Performance        Incentive Payout
for each metric         End Results     Target % X Year-end      (Base Award +/- 25%)     (Capped at 200%)
results)

2021 STIP awards will be paid no later than March 15, 2022. Except as described below under “Impact of Events”, in no event will you be eligible for, or entitled to, a payment of an award if you are not actively employed with Ameren on the date the award is paid.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment amount awarded to each Officer is final and conclusive and not subject to review. In the event an award is mistakenly calculated and paid, Ameren has the right to recover any overpayment of an award or to make an additional payment of an award that was underpaid.

Impact of Events

The following table shows how the STIP payout is impacted by various employment events.

Event	Payout
Hire during plan year	The award pays out by March 15, 2022 based on 2021 base salary and final performance results, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.

Event	Payout
Job changes during plan year (salary increase, new role, etc.)	The award pays out by March 15, 2022 based on 2021 base salary and final performance results, pro rata based on any changes in short-term incentive target opportunity, salary, performance metrics and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.
Death, disability or retirement during plan year or following plan year but before award is paid (Retirement is defined as age 55 with at least 5 years of service)	Except as otherwise provided in this table, the award pays out by March 15, 2022 based on 2021 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.
Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.
Involuntary termination resulting in eligibility for payment under the Ameren Corporation Severance Plan for Ameren Officers	The award pays out by March 15, 2022 based on 2021 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within the appropriate deadlines and without timely revocation. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.
Other involuntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid, regardless of whether the participant is retirement eligible at the time of involuntary termination.
Voluntary Termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid and participant is not otherwise retirement eligible at the time of voluntary termination.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren, as further described below	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, the Officer will repay the award upon demand from Ameren.

Confidentiality and Non-Solicitation Obligations

Confidential Information
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about
Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. As an Officer, you agree that, both during and after your employment with Ameren, you:
a.will only use Confidential Information in connection with the Officer’s duties and activities on behalf of or for the benefit of Ameren;
b.will not use Confidential Information in any way that is detrimental to Ameren;
c.will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;
d.will not use Confidential Information for the Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and
e.will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.
Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Ameren for reporting a suspected violation of law, the Participant may disclose the Ameren’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Non-Solicitation
In addition, in the event that you terminate employment with Ameren, you agree that, for one year from the end of your employment, you will not, directly or indirectly, on your behalf or on behalf of any other person, company or entity:
a.market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that:
i.is a customer or potential customer of Ameren during the twelve (12) months prior to your termination of employment and

ii.with which you had direct contact with during the twelve (12) months prior to your termination of employment or possessed, utilized or developed Confidential Information about during the twelve (12) months prior to your termination of employment;
b.raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding your termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;
c.interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.

Impact on Incentive Award Payment
If an Officer violates the Confidentiality and Non-Solicitation obligations or engages in conduct or activity that is detrimental to Ameren in the one year after employment with Ameren ends, then the Officer will not be eligible for the incentive award and the award will be rescinded. If an Officer violates the Confidentiality and Non- Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, the Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award.

Similarly, if an Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer's employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys' fees incurred in connection with securing such repayment.

Ameren Relief

The Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. The Officer acknowledges and agrees that a breach by the Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy.

In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions.

Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

Administration

The STIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this STIP, all of which will be binding upon participants. The Committee has the authority to cap or reduce the final STIP payout results and make such other adjustments to the STIP pursuant to its discretion in the Plan and notwithstanding the references to Code Section 162(m) in the Plan. If any provision of this STIP conflicts in any manner with the Plan, the terms of the Plan shall control.

Governing Law, Jurisdiction and Agreement to Arbitrate

The STIP shall be interpreted and governed in accordance with the laws of the State of Missouri. Any action regarding the STIP, except for any dispute arising out of the above Confidentiality or Non-Solicitation provisions, shall be brought before binding Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and pursuant to the Federal Arbitration Act. Any dispute arising out of the above Confidentiality or Non-Solicitation provisions shall be brought in either the state or Federal court located in St. Louis, Missouri, and the Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes all or any part of the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision(s) to the maximum extent permitted by Missouri law and then enforce such provision(s) as so revised.

Miscellaneous

No Officer shall have any claim or right to receive an award under this STIP. Neither this STIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this STIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

Contact

Questions regarding this plan may be directed to the Director, Compensation & Performance at 314.494.5730.